SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant X
Filed by a party other than Registrant

Check the appropriate box:
    Preliminary Proxy Statement
X   Definitive-Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

FIRST MORTGAGE CORPORATION
(Name of Registrant as Specified in its Charter)

FIRST MORTGAGE CORPORATION
(Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

X    $125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6(i),
        or 14a-6(i)(2)
     $500 per each party to the controversy pursuant to
        Exchange Act Rule 14a-6(I)(3)
     Fee computed on table below per Exchange Act rules 14a-
        6(i)(4) and 0-11
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
     4)   Proposed maximum aggregate value of transaction

*Set forth the amount on which the filing fee is calculated and state how it was determined.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and-identify the filing for which-the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

2)   Form, Schedule or Registration Statement No.:

3)   Filing Party:

4)   Date Filed:

September 5, 1997



To Our Shareholders:

   You are cordially invited to attend the annual meeting of shareholders of First Mortgage Corporation on October 16, 1997, beginning at 10:00 a.m.,at the Shilo Inn Hilltop Suites Hotel, 3101 Temple Street, Pomona, California 91768.

   Details of business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 1997.

   We hope that you will attend the annual meeting. In any event, please sign, date and return the enclosed form of proxy in the accompanying envelope as promptly as possible so that your shares will be voted at the meeting in accordance with your instructions.

                                   Very truly yours,




                                   Clement Ziroli
                                   Chairman of the Board
                                   and Chief Executive Officer

3230 Fallow Field Drive
Diamond Bar, CA 91765


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 16, 1997

To the Shareholders of First Mortgage Corporation:

   The Annual Meeting of the Shareholders of First Mortgage
Corporation, a California corporation (the "Company"), will be held on October 16, 1997, beginning at 10:00 a.m., at the Shilo Inn Hilltop Suites Hotel, 3101 Temple Street, Pomona, California 91768 for the following purposes:

1. To elect a Board of Directors of five members;

2. To approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 1998; and

3. To consider and transact such other business as may properly come before the meeting and at any and all adjournments thereof.

   The Board of Directors has fixed the close of business on August 28, 1997 as the record date for determining those shareholders entitled to notice of, and to vote at, the meeting and at any and all adjournments thereof.
                                      By Order of the Board of Directors



                                      Robyn S. Fredericks
                                      Secretary
September 5, 1997
Diamond Bar, California

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR
INSTRUCTIONS.

3230 Fallow Field Drive
Diamond Bar, CA 91765
_____________________________

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held October 16, 1997

   This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about September 5, 1997 in connection with the solicitation by the Board of Directors of First Mortgage Corporation, a California corporation (the "Company"), of proxies for use at the annual meeting of shareholders of the Company on October 16, 1997, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

   Although the principal solicitation of proxies is being made through this Proxy Statement, proxies may also be solicited personally, by telephone or by mail by directors, officers or employees of the Company. Such persons will not receive any additional compensation for their solicitation services. The Company will pay the entire expense of preparing, printing and mailing proxy solicitation material on behalf of the Board of Directors, including amounts paid in reimbursement to banks, brokerage firms and others for their expenses in forwarding soliciting material to beneficial owners of shares of the Company's common stock, no par value ("Common Stock").

VOTING SECURITIES

   The Board of Directors has fixed the close of business on August 28, 1997 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting and at any and all adjournments thereof. As of August 28, 1997, there were 5,859,117 shares of Common Stock issued and outstanding and entitled to vote at the annual meeting. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share owned on all matters submitted to a vote of shareholders except that, as described in more detail below, each shareholder is entitled to cumulate his or her votes in electing directors.

   Shares represented by duly executed and dated proxies in the accompanying form and received before the annual meeting will be voted at the annual meeting. Where a shareholder specifies a choice on the proxy with respect to any matter to be acted upon, the shares will be voted accordingly by the proxy holders named in the proxy. Where no choice is specified, the shares represented by the proxy will be voted (i) as described below with respect to the election of directors, (ii) to approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 1998, and (iii) in accordance with the best judgment of the proxy holders with respect to any other business that properly comes before the annual meeting.

   A shareholder has the power to revoke a proxy at any time before it is exercised by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy may also be revoked by a shareholder who is present at the annual meeting and who expresses a desire to vote in person.

   The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Abstentions on any particular matter will be counted for purposes of determining the presence of a quorum. Abstentions will also be treated as shares that are present and entitled to vote with respect to the matter on which the abstentions are indicated but as unvoted with respect to the matter. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will be counted for purposes of determining the presence of a quorum. However, the shares will not be treated as shares that are present and entitled to vote with respect to the matter as to which the broker indicates that it lacks voting authority.

   Assuming the presence of a quorum: (a) the five persons receiving the highest number of affirmative votes of the shares of Common Stock entitled to be voted on the matter will be elected as directors of the Company; and
(b) approval of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting and voting on the matter, provided that such shares voting affirmatively must also constitute at least a majority of the required quorum for the meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Voting Procedures
   Five directors will be elected at the annual meeting, each to hold office until the next annual meeting of shareholders and the election and qualification of a successor or the director's earlier death, resignation or removal.

   Under California law, each shareholder who is entitled to vote at the annual meeting has cumulative voting rights in connection with the election of directors. Under cumulative voting, a shareholder may cast a number of votes equal to the number of shares of Common Stock standing in such shareholder's name as of August 28, 1997, multiplied by the number of directors to be elected. A shareholder exercising cumulative voting rights is entitled to cast all such votes for a single nominee for director or for any two or more nominees in such proportion as the shareholder may decide. However, under California law, a shareholder may not cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and unless the shareholder has given notice at the annual meeting prior to the voting of the shareholder's intention to cumulate votes. If any one shareholder has given such notice, all shareholders are entitled to cumulate their votes.

   The Board of Directors recommends that shareholders grant proxies to vote for all five of the nominees for directors listed below. In order to permit the election of all or as many as possible of the following nominees, the Board of Directors also recommends that shareholders do not cast their votes on a cumulative basis. Unless marked otherwise, proxies will be voted by the proxy holders in such a manner as to elect all or as many of the following nominees as possible. Unless marked otherwise, proxies will give the proxy holders discretionary authority to cumulate votes if they so choose and to allocate votes among the nominees in such manner as they determine is necessary in order to elect all or as many of such nominees as possible.

   If any of the nominees listed below refuses or is unable to serve as a director, the proxy holders will vote for a substitute nominee or nominees recommended by the Board of Directors. Each of the following nominees has agreed to serve if elected, and the Board of Directors has no reason to believe that any of such nominees will be unwilling or unable to serve if elected as a director.

Nominees to the Board of Directors
   The following persons have been nominated for election as directors:

     Name                   Age  Position
     Clement Ziroli         55   Chairman of the Board
                                    and Chief Executive Officer

     Bruce G. Norman        56   President, Chief Operating Officer
                                    and Director

     Pac W. Dong            47   Executive Vice President, Chief
                                    Financial  Officer, Controller
                                    and Director

     Harold Harrigian       62   Director

     Robert E. Weiss        68   Director


   Clement Ziroli has served as Chairman of the Board of Directors of the Company and Chief Executive Officer since 1975. He also served as its President from 1975 to 1995. Mr. Ziroli devotes approximately 90% of his business time to the management of the Company. Since 1970, Mr. Ziroli has also served as the Chairman of the Board of Directors, President and Chief Executive Officer of Fin-West Group, which owns 81.5% of the outstanding shares of the Company's Common Stock.

   Bruce G. Norman has served as a director and Chief Operating Officer of the Company since 1975. He also held the position of Executive Vice President until December 1995 when he was promoted to President of the Company. Mr. Norman is currently the First Vice President and a member of the Board of Directors of the California Mortgage Bankers Association (the "CMBA"), previously served as the Second Vice President during 1996-1997, as the Chairman of its Employment Training Panel committee during 1993-1996, as Chairman of its Education committee during 1991-92, as a member of its Board of Directors and as its Secretary during 1990-91, and as Chairman of the Single Family committee during 1989-90. He is also on the Residential Loan Production and Membership Committees of the Mortgage Bankers Association of America. Mr. Norman is a member of the Board of Directors of Fin-West Group.

   Pac W. Dong has served as the Company's Chief Financial Officer and Controller since 1976. He has served as a director of the Company since June 1992. He held the position of Senior Vice President until December 1995 when he was promoted to an Executive Vice President of the Company. He also served on the Warehouse/Treasury Committee of CMBA during 1994-1995.

   Harold Harrigian has served as a director of the Company and as a member of its Compensation and Audit Committee since June 1992. Mr. Harrigian has been a partner and has served as Director of the Corporate Finance Department of the investment banking and securities firm of Crowell, Weedon & Co. since 1984. He has served as a director of The MacNeal-Schwendler Corporation since 1986.

   Robert E. Weiss has served as a director of the Company and as a member of its Compensation and Audit Committee since June 1992. Mr. Weiss is an attorney and has practiced with the firm of Robert E. Weiss Incorporated since 1959.

Committees and Meetings of the Board of Directors

   The business of the Company is managed by and under the direction of the Board of Directors as provided by the laws of California, the Company's state of incorporation. During the fiscal year ended March 31, 1997, the Board of Directors met four times. During the last fiscal year, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and those committees of the Board of Directors on which he served.

   The Audit Committee of the Board of Directors reviews and comments upon the scope of the independent auditors' assignments and related fees, the accounting principles applied by the Company in financial reporting, the scope of internal auditing procedures and the adequacy of internal controls. The Audit Committee was appointed in July, 1992. Its members are Harold Harrigian and Robert E. Weiss. The Audit Committee met one time during fiscal 1997.

   The primary function of the Compensation Committee, which was appointed in July, 1992, is to review and approve the Company's executive compensation policies and to administer the Company's 1992 Stock Incentive Plan. Messrs. Harrigian and Weiss are the members of the Compensation Committee. The Compensation Committee held two meetings during fiscal 1997.

   The Board of Directors has not appointed a Nominating Committee. The Board of Directors will consider director nominations recommended by shareholders but has not established formal procedures for the submission of such recommendations.

Executive Officers
   Set forth below is certain information about the Company's executive officers. Each executive officer holds office until his or her successor is elected or until his or her earlier death, resignation or removal by the Company's Board of Directors.

   Name                    Age       Position
   Clement Ziroli          55        Chairman of the Board and Chief
                                      Executive Officer
   Bruce G. Norman         56        President, Chief Operating Officer
                                      and Director
   Pac W. Dong             47        Executive Vice President, Chief
                                      Financial Officer, Controller and
                                      Director
   Ronald T. Vargas        52        Senior Vice President
   Scott Lehrer            45        Senior Vice President
   Robyn S. Fredericks     44        Vice President and Secretary

   Additional information regarding Messrs. Ziroli, Norman and Dong is set forth above under "Nominees to the Board of Directors."

   Ronald T. Vargas has served as a Senior Vice President since 1975. Mr. Vargas served as Chairman of the California Housing Agency Committee of the CMBA during 1991-1992.

   Scott Lehrer has served as a Senior Vice President of the Company since May, 1994. Before joining the Company, he served as a Vice President at Sanwa Bank in charge of the residential real estate department since November 1987.

   Robyn S. Fredericks has served as the Company's Secretary and as its Vice President since 1975.

Security Ownership of Certain Beneficial Owners and Management

   With respect to each person known by the Company to be the beneficial owner of more than five percent of its Common Stock, each director and nominee for director of the Company, each executive officer of the Company named in the Summary Compensation Table, and all current directors and executive officers of the Company as a group, the following table sets forth (i) the number of shares of Common Stock beneficially owned as of July 15, 1997 by each such person or group, and (ii) the percentage of the outstanding shares of the Company's Common Stock beneficially owned as of July 15, 1997 by each such person or group. Unless otherwise indicated, each of the following shareholders has, to the Company's knowledge, sole voting and investment power with respect to the shares beneficially owned, except to the extent that such authority is shared by spouses under applicable law.





                                                        Percentage of Common
                                    Shares Beneficially Stock Beneficially
                                    Owned as of         Owned as of
   Name of Beneficial Owner         July 15, 1997       July 15, 1997
   Fin-West Group (1)               4,776,275           81.5%
   Clement Ziroli (1)(2)            4,840,775           81.7%
   Wellington Management Co. (3)      459,375           7.8%
   Bruce G. Norman (2)                 57,500           *
   Pac W. Dong (2)                     43,375           *
   Abby Hedengran                      10,000           *
   Harold Harrigian (2)                24,875           *
   Robert E. Weiss (2)                 28,000           *
   All directors and
      executive officers as a
      group (9 persons)(2)(4)       5,047,300           82.4%

<F1>
* Owns less than 1% of the Company's outstanding shares of Common Stock.
<F2>
(1) The business address of Fin-West Group and Mr. Ziroli is
    3230 Fallow Field Drive, Diamond Bar, California 91765. Fin-West is the record holder of 4,776,275 shares of the Company's Common
    Stock. By reason of his ownership of approximately 69.6% of the outstanding shares of the capital stock of Fin-West, Mr. Ziroli shares voting and investment power, and the beneficial ownership, of the 4,776,275 shares of the Common Stock as to which Fin-West is the record holder.
    Mr. Ziroli is not the record holder of any shares of Common Stock, although he does hold options to acquire 64,500 shares. The foregoing information is based in part upon a Schedule 13D dated April 22, 1992 that Fin-West and Mr. Ziroli filed with the Securities and Exchange Commission.
<F3>
(2) Information presented includes shares which the specified person or group has the right to acquire within sixty days after July 15, 1997 through the exercise of stock options, as follows: Mr. Ziroli, 64,500 shares; Mr. Norman, 57,500 shares; Mr. Dong, 43,000 shares; Mr.
    Harrigian, 23,000 shares; Mr. Weiss, 23,000 shares; and all directors and executive officers as a group, 263,775 shares.
<F4>
(3) The business address of Wellington Management Company ("WMC") is 75
    State Street, Boston, Massachusetts 02109. In its capacity as investment advisor, WMC (together with its wholly owned subsidiary, Wellington Trust Company, N.A.) may be deemed the beneficial owner of 459,375 shares of the Company's Common Stock which are owned by various investment advisory clients. WMC has shared investment power with respect to all of such 459,375 shares and shared voting power with respect to 154,575 of such shares. The foregoing information is based upon a Schedule 13G dated January 24, 1997 that WMC filed with the Securities and Exchange Commission.
<F5>

(4) Information regarding the number of shares of the Company's Common Stock beneficially owned by all directors and executive officers includes the 4,776,275 shares that are owned of record by Fin-West and in which Mr. Ziroli has a beneficial ownership interest, as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

Executive Compensation

Summary Compensation Table

   The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the other named executive officers of the Company for the 1997, 1996 and 1995 fiscal years.

                                                                        LONG-TERM COMPENSATION AWARDS
                                              ANNUAL COMPENSATION(1)    Securities                    All Other
Name and Principal Position           Year    Salary$(2) Bonus $(2)     Underlying Options/SARS(#)    Compensation$(3)
Clement Ziroli                        1997    $370,000   $208,195       11,000                        $     -
   Chairman of the Board and          1996     370,000    333,856        8,000                          7,137
   Chief Executive Officer            1995     357,664    111,517       24,250                              -

Bruce G. Norman                       1997     210,000    204,050       10,000                              -
   President and Chief Operating      1996     185,000    190,486        7,000                          3,568
   Officer                            1995     178,836    144,538       21,750                              -

Pac W. Dong                           1997     117,500     74,442        9,000                              -
   Executive Vice President           1996     105,000     91,951        6,000                          2,025
   Chief Financial Officer and        1995     101,500     72,028       15,500                              -
   Controller

Abby Hedengran(4)                     1997     100,000    109,290       10,000                              -
Executive Vice President              1996      36,410     30,032            -                              -

<F1>
(1) In accordance with Securities and Exchange Commission regulations, this table does not include perquisites and other personal benefits valued at the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer. In addition to Mr. Ziroli, the Company had only three other officers who served as executive officers and whose total salary and bonus for the 1997 fiscal year exceeded $100,000.
<F2>
(2) Includes amounts deferred by the named executive officer under the Company's 401(k) Profit Sharing Plan.
<F3>
(3) Amounts included under All Other Compensation were contributed by the Company to its 401(k) Profit Sharing Plan for the named executive officer.
<F4>
(4) Compensation data for Mr. Hedengran are provided only for 1997 and a portion of 1996 since he was employed by the Company commencing November 21, 1995. The Company accepted his resignation on May 9, 1997.

Options/SAR Grants in Last Fiscal Year

   The following table sets forth certain information concerning stock options granted during the fiscal year ended March 31, 1997 to the individuals named in the Summary Compensation Table. No stock appreciation rights were granted to any person.

                                  INDIVIDUAL GRANTS                          Potential Realizable
                      Number of                                              Value at Assumed
                      Securities      % of Total                             Annual Rates of Stock
                      Underlying      Options Granted  Exercise              Price Appreciation for
                      Options         to Employees     Price     Expiration  Option Term (2)
Name                  Granted(#)(1)   in Fiscal year   ($/Share) Date        5%($)    10%($)
Clement Ziroli        11,000          13.2%            $5.23     7/30/2001   $15,879  $35,089

Bruce G. Norman       10,000          12.0%            $4.75     7/30/2001   $13,123  $28,999

Pac W. Dong            9,000          10.8%            $4.75     7/30/2001   $11,811  $26,099

Abby Hedengran        10,000          12.0%            $4.75     7/30/2001   $13,123  $28,999

<F1>
(1) All of the stock options awarded to the named executive officers were granted on July 31, 1996 and became exercisable in full on January 31, 1997. All of the options were granted at an exercise price equal to the closing price of a share of the Company's Common Stock on the grant date. All of the options are incentive stock options, except that Mr. Ziroli received nonqualified stock options for 11,000 shares.
<F2>
(2) The potential realizable value shown in this table represents the hypothetical gain that might be realized based on assumed 5% and 10% annual compound rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation of the Common Stock. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock and overall market conditions.

   The following table sets forth certain information concerning the number and value of stock options as of March 31, 1997. None of the named executive officers exercised any options during the fiscal year ended March 31, 1997. No stock appreciation rights have been granted by the Company.

Aggregated Option Exercises in Last Fiscal Year and Fiscal
Year-End Option Values

                  Number of Securities
                  Underlying Unexercised          Value of Unexercised In-The-Money
Name              Options at March 31, 1997       Options at March 31, 1997 (1)

                  Exercisable  Unexercisable      Exercisable  Unexercisable
Clement Ziroli    64,500       0                  0            0

Bruce G. Norman   57,500       0                  0            0

Pac W. Dong       43,000       0                  0            0

Abby Hedengran    10,000       0                  0            0

<F1>
(1) The value of unexercised in-the-money options at March 31, 1997 represented the spread between the exercise price set at the date of grant and the $4.25 closing price of the Company's common stock on March 31, 1997, the last business day of the 1997 fiscal year.

Compensation of Directors

  The Company pays each of its directors who is not an officer or employee of the Company an annual retainer fee of $8,000 plus a $750 fee for each Board meeting attended by the director. Directors who are officers or employees of the Company do not receive any additional compensation for serving as directors. Each non-employee director who is a member of the Compensation or Audit Committee also receives a fee of $500 for each committee meeting attended.

  Under the Company's 1993 Stock Option Plan for Non- Employee Directors, each non-employee director also receives a nonqualified stock option each year on the last business day of July to purchase 5,750 shares of the Company's Common Stock at an exercise price equal to the closing price of a share of Common Stock on that date. Each stock option becomes exercisable in full on the 185th day after its grant date and terminates five years after its grant date but is subject to earlier termination if the director terminates his or her service as a director. In accordance with this plan, on July 31, 1996, Messrs. Harrigian and Weiss each received an option to purchase 5,750 shares of Common Stock at a purchase price of $4.75 per share.

Employment Contracts, Termination of Employment and Change-In-Control
Arrangements

  On October 1, 1996, the Company entered into new employment agreements with each of Clement Ziroli, Bruce G. Norman and Pac W. Dong. The agreements are identical except for their provisions regarding employment titles, base salaries and bonuses. Pursuant to his agreement, Mr. Ziroli serves as the Company's Chairman of the Board of Directors and Chief Executive Officer; pursuant to his agreement, Mr. Norman serves as the Company's President and Chief Operating Officer; and pursuant to his agreement, Mr. Dong serves as an Executive Vice President and as the Company's Chief Financial Officer and Controller.

  Each employment agreement has a six-month term, which is subject to month-to-month extensions beginning April 1, 1997 and continuing until the Company and the executive officer have entered into a new agreement or the officer's employment is otherwise terminated. Mr. Ziroli receives an annual base salary of $370,000; Mr. Norman receives an annual base salary of $235,000; and Mr. Dong receives an annual base salary of $130,000. Each executive officer is also entitled to receive an annual cash bonus, which is determined by, and calculated in accordance with, the Company's satisfaction of certain objective performance goals established by the Compensation Committee and described in the agreement. Each executive officer also receives all standard Company employee benefits and the right to participate in the Company's Stock Incentive Plan.

  Each employment agreement provides that the executive officer may terminate his employment voluntarily, and that the Company may terminate his employment for cause, which is defined as the officer's conviction of a felony, his willful and continued failure to perform his duties or his willful and gross misconduct. The executive officer's right to receive further compensation under the agreement ceases as of the date of such employment termination, subject to his right to receive any previously earned but unpaid salary and bonus and subject to his right to receive a bonus on a pro rata basis for the portion of the term of employment in which he was employed by the Company, the amount of such pro rata bonus to be calculated in accordance with the objective performance goals described in the employment agreement.

  The Company has not entered into employment agreements or termination of employment arrangements with any of its other executive officers, and the Company has not entered into change-in-control agreements or arrangements with any of its executive officers.

Compensation Committee Interlocks and Insider Participation

  The current members of the Company's Compensation Committee are Harold Harrigian and Robert E. Weiss. No other persons served as members of the Compensation Committee during the fiscal year ended March
31, 1997.

   Mr. Harrigian has served as a director of the Company since June 1992. Mr. Harrigian is a partner with the investment banking and securities firm of Crowell, Weedon & Co., which served as the managing underwriter of the Company's initial public offering of 1,293,750 shares of Common Stock in April 1992.

   Mr. Weiss has served as a director of the Company since June, 1992. Mr. Weiss is an attorney with the firm of Robert E. Weiss Incorporated, which rendered legal services to the Company during the fiscal year ended March 31, 1997. The amount of the Company's payments to Robert E. Weiss Incorporated for such services did not exceed five percent of that firm's gross revenues for its last full fiscal year.

   In March 1994, the Company made a loan to Mr. Weiss in the original principal amount of $222,000. The loan bears interest at 7.5% per annum, is secured by a first trust deed on Mr. Weiss' residence and, as of May 31, 1997, had an outstanding principal balance of approximately $213,225. The loan was made in the ordinary course of the Company's business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons. After making the loan to Mr. Weiss, the Company sold the loan to an institutional investor on March 1994, but retained the right to service the loan.

   Fin-West Group ("Fin-West") owns 81.5% of the Company's outstanding shares of Common Stock. Clement Ziroli, the Chairman of the Board and Chief Executive Officer of the Company, owns approximately 69.6% of the outstanding shares of the capital stock of Fin-West and is the Chairman of the Board, President and Chief Executive Officer of Fin-West. Bruce G. Norman is an executive officer and a director of the Company and Fin-West. Pac W. Dong is an executive officer and a director of the Company and an executive officer of Fin-West. Ronald T. Vargas is an executive officer of the Company and an executive officer and a director of Fin-West. Robyn S. Fredericks is an executive officer of both the Company and Fin-West. Messrs. Norman, Dong, Vargas and Ms. Fredericks are also shareholders of Fin-West and, in the aggregate, own approximately 15.3% of the outstanding shares of the capital stock of Fin-West.

   From time to time, the Company has engaged in various transactions with
(i) Mr. Ziroli, (ii) Fin-West, and (iii) several entities that are wholly-owned or majority-owned by Fin-West.

   Mr. Ziroli has entered into a loan agreement with the Company to provide a $1.5 million unsecured line of credit that is subject to renewal on December 31, 1997. Advances bear interest at a non-affiliated bank's reference rate plus 1% per annum. Aggregate interest payments to Mr. Ziroli during the fiscal year ended March 31, 1997 were $139,000.

   The Company leases the building which serves as its principal executive office from Fin-West under the terms of a lease agreement that expires on December 31, 1997, subject to the Company's right to extend the lease for one additional one-year term. The Company's lease payments are currently $20,000 per month. The monthly rental payment for any lease extension is subject to increase (but not decrease), provided that such payments may not exceed the fair market rent for comparable facilities at the time of the extension. The Company's annual lease payments were $240,000 for the fiscal year ended March 31, 1997. The Company believes that the lease payments are more favorable than the prevailing rates for comparable office space within substantially the same geographic area.

   In 1985, the Company made a $500,000 loan to Fin-West that was used to construct, and is secured by, the building in which the Company's executive offices are located. The loan was non-interest bearing until the 1991 fiscal year, when interest began to accrue at the rate of 6% per annum.
The unpaid principal amount of the loan on March 31, 1997 was $130,000 and is due and payable in full in January, 2001. Aggregate interest payments made by Fin-West to the Company during the fiscal year ended March 31, 1997 were $7,800.

   The Company and Fin-West have made unsecured non-interest-bearing advances to one another for the purpose of paying certain of their respective operating expenses. As of March 31, 1997, Fin-West owed the Company $134,000 for net cash advances carried forward from the prior fiscal year.

   Fin-West owned 50% of the outstanding capital stock of Nations Holding Group ("NHG") (formerly UTC Financial Corporation) at March 31, 1997. United Title Company ("UTC"), a subsidiary of NHG, provides title insurance services to the general public and it charges a uniform rate to all of its customers, including services rendered to the Company. Less than 5% of the business of UTC was derived from the Company in the last fiscal year.

   Hacienda Service Corporation ("Hacienda Service") is a wholly-owned subsidiary of Fin-West that provides homeowners' insurance policies to purchasers of residential property. Substantially all of Hacienda Service's revenues are derived from customers referred to it by the Company. Hacienda Service charges a uniform rate for its services, including services rendered as a result of the Company's referrals.

   The Company anticipates that it will continue to engage in the foregoing transactions or in other transactions with Mr. Ziroli, Fin-West and its affiliated companies. To ensure that such transactions are fair and reasonable to the Company and are on terms that are no less favorable to the Company than those that could be obtained from an unaffiliated third party, the Company has adopted a policy that prohibits engaging in any such transaction without the authorization or approval of a majority of the Company's directors who do not have a material financial or other interest in the transaction.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The Compensation Committee is composed of the Company's two independent outside directors, neither of whom are officers or employees of the Company. It was formed shortly after the Company became a publicly held company in 1992. The Compensation Committee is responsible for making decisions concerning, and the administration of programs regarding, the compensation of the Company's executive officers. Decisions of the Compensation Committee relating to the compensation of the Company's executive officers are submitted to the full Board of Directors for review and approval, except that decisions concerning awards to executive officers under the Company's Stock Incentive Plan are made solely by the Compensation Committee. The Board of Directors approved all of the Compensation Committee's decisions that were submitted to it regarding the executive officers' compensation for the 1997 fiscal year.

Compensation Philosophy

   The policy of the Company and the Compensation Committee toward executive compensation continues to be based upon the belief that the compensation received by executive officers should be properly integrated with the Company's annual and long-term profitability and operating performance objectives. The Company's executive compensation program is also based upon the belief that the compensation-related interests of its executive officers should be directly aligned with the interests of its shareholders, and that a significant portion of each executive officer's compensation should be tied to the earnings of the Company. To achieve these goals, the Company provides its executive officers with annual bonuses that are based upon the Company's profitability and other elements of financial performance as well as stock options which will increase in value only upon increases in the market value of the Company's stock. The Company and the Compensation Committee believe that this compensation philosophy has permitted the Company to attract and retain motivated and effective executive officers in a very competitive and highly volatile industry.

Compensation Components
   The Company's April 1994 employment agreements with its Chief Executive Officer, Clement Ziroli, and the Company's next two most highly compensated executive officers, Bruce G. Norman and Pac W. Dong, were replaced by new agreements effective October 1, 1996. Each of the new employment agreements, has a six-month term, which is subject to month-to-month extensions after March 31, 1997 and continuing until the Company and the executive officer have entered into a new agreement or the officer's employment is otherwise terminated.

   The components of the Company's compensation program for its executive officers in fiscal year 1997 are base salaries, bonuses and option awards under the Stock Incentive Plan. The factors that the Compensation Committee considered in connection with determining the amounts of various components of the compensation received by the Company's executive officers are described below. Except as specifically described below, the Compensation Committee did not assign any specific weights to these factors and the actual compensation in any particular year may be above or below that of the Company's competitors.

Base Salaries

   In establishing the base salaries for Messrs. Ziroli, Norman and Dong as set forth in their employment agreements, and in determining the base salary received by every other executive officer during the 1997 fiscal year, the Compensation Committee continued its policy of establishing a strong connection between the compensation of its executive officers and the profitability and performance of the Company. It also considered the past performance, the duties and the responsibilities of the executive officers and the base salary levels of officers at competing companies of comparable size. Several of the competing companies whose compensation levels were reviewed by the Compensation Committee for purposes of establishing the base salaries and other components of compensation are included in the index of peer companies presented below in the stock performance graph. The base salaries received by the Company's executive officers were within the range of the base salaries received by executive officers at comparable companies within the survey group.

Bonuses

   Consistent with the Company's compensation philosophy, the Compensation Committee believes that executive officers should be rewarded if the Company achieves profitability and meets overall business goals. Accordingly, bonuses vary substantially from year-to-year depending upon whether the Company achieves superior results or fails to meet performance expectations. Depending upon the Company's performance, the bonuses awarded to the Company's executive officers may be above or below those received by executive officers at comparably sized competitors in the survey group.

   In order to achieve a direct, objectively determined connection between the financial performance of the Company and the compensation of its most highly compensated executive officers, the employment agreements for Messrs. Ziroli, Norman and Dong provide that the bonus (if any) to be received by each executive officer is calculated solely in accordance with the Company's performance under a predetermined formula that is based upon mortgage loan production and net income before taxes. It is also noted that contrary to a trend within the industry, the Company has increased its loan servicing portfolio balance in fiscal year 1997, thus raising the future stream of loan servicing income.

   Based upon the formula that is set forth in his employment agreement, Mr. Ziroli received a bonus of $208,195 during the 1997 fiscal year. The Company's 1997 fiscal year performance did not match its 1996 fiscal year results, and as a result of the application of the formulas in his employment agreement, Mr. Ziroli's aggregate 1997 compensation was lower than his compensation in the prior year.

   Bonuses during the 1997 fiscal year to executive officers other than Messrs. Ziroli, Norman and Dong were also calculated solely in accordance with the Company's performance under predetermined formulas that were approved by the Compensation Committee and that were based upon objective criteria such as mortgage loan production, net income before taxes and trust deed loans serviced by the Company. Each such executive officer's bonus formula was developed after a review of his or her duties and responsibilities.

Stock Incentive Plan Awards

   The Compensation Committee administers the Company's Stock Incentive Plan, under which options to purchase shares of the Company's Common Stock are awarded to executive officers and other eligible employees. The grant of the stock options is intended to retain these officers and employees in the employment of the Company, to motivate option recipients to increase the Company's performance and, by doing so, to increase the market value of the Company's stock. The Compensation Committee believes that granting the stock options to executive officers and other employees aligns their interests with those of the Company's shareholders since the value of the options will increase only if the market value of the Company's stock increases.

   During the 1997 fiscal year, the Compensation Committee awarded options covering a total of 48,500 shares of Common Stock to the Company's executive officers of which options covering 11,000 shares of Common Stock were awarded to Mr. Ziroli. Non-executive officers and employees received options covering a total of 35,100 shares of common stock. All options were granted at an exercise price of $4.75 per share, which was the market value of the underlying Common Stock on the grant date, and options became exercisable in full on January 31, 1997.

   In determining the size of the option awards to executive officers (other than Mr. Ziroli) and to other employees, the Compensation Committee considered the recommendations of the Chief Executive Officer and other members of management. These recommendations were based upon the same objective and subjective factors described above which were used in determining the bonuses for the 1997 fiscal year and also took into account prior awards of options to the officers and employees and the option awards made by comparable companies in the survey group. The same factors were considered in determining the size of Mr. Ziroli's option award.

Compliance with Internal Revenue Code Section 162(m)

   Internal Revenue Code Section 162(m), enacted in 1993, generally precludes a publicly held corporation from taking a tax deduction for compensation in excess of $1,000,000 that is paid in any year to its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation is not subject to the deduction limit if shareholder approval is obtained and if other specified requirements are satisfied.

   The Compensation Committee believes that, under ordinary circumstances, the Company's compensation programs should be structured in a manner that is designed to comply with the requirements of Section 162(m) and any regulations promulgated thereunder in order to ensure the full deductibility of all compensation paid to the Company's executive officers. The Compensation Committee does not anticipate that the compensation which is payable to any of the Company's executive officers during the current taxable year will exceed $1,000,000.

                              COMPENSATION COMMITTEE


                              Robert E. Weiss, Chairman
                              Harold Harrigian

COMPANY STOCK PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total shareholder returns on the Company's Common Stock, the CRSP Total Return Index for the NASDAQ Stock Market and a Company constructed peer group index, for the period commencing April 16, 1992 (the date of the Company's initial public offering of its Common Stock) and ending March 31, 1997. The stock price performance shown below is not necessarily indicative of future price performance.

INDEXED COMPARISON OF CUMULATIVE TOTAL RETURN
FIRST MORTGAGE CORPORATION, CRSP TOTAL RETURN INDEX FOR THE NASDAQ
STOCK MARKET AND A SELF-DETERMINED PEER GROUP INDEX OF
MORTGAGE BANKERS
                                   4/16/92  3/31/93  3/31/94 3/31/95  3/29/96  3/31/97
First Mortgage Corporation         $100.0   $143.8   $127.6  $ 91.1   $130.2   $ 96.4
Self Determined Peer Group         $105.1   $234.6   $213.3  $187.3   $263.6   $297.9
NASDAQ Stock Market (US Companies) $102.1   $117.4   $126.7  $140.9   $191.3   $212.7

<F1>
(1) This graph assumes $100 invested on 4/16/92 in First Mortgage
    Corporation, the CRSP Total Return Index for the NASDAQ Stock Market and a custom peer group index consisting of First Financial Caribbean Corp., First City Financial Corp., Matrix Capital Corp., North American Mortgage Company and Resource Bancshares Mortgage, Inc. Assumes reinvestment of dividends on a daily basis.

<F2>
(2) Two of the five companies included in the 1996 Proxy Statement's peer group - Hamilton Financial Services and Imperial Credit Industries, Inc. - have been removed to reflect changes in the mortgage banking industry. Hamilton Financial Services is no longer in business and is replaced by First City Financial Corp., and Matrix Capital Corp. replaces Imperial Credit Industries, Inc. because its market capitalization is more comparable to that of the Company.

Certain Relationships and Related Transactions

   The Company is a participant in a profit sharing plan maintained by Fin-West (the "Profit Sharing Plan") designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, in which all of the employees of Fin-West and its affiliated companies who have completed at least one year of service are eligible to participate other than the employees at the Covina, California branch of Hacienda Escrow. The Profit Sharing Plan purchases mortgage loans from the Company for investment purposes, although the Profit Sharing Plan generally purchases no more than five loans per year. The Company guarantees all loans that it sells to the Profit Sharing Plan. The Company has adopted a policy that it will not sell a mortgage loan to the Profit Sharing Plan for a price that is less than the fair market price for such loan in the secondary mortgage market.

   A description of certain transactions between the Company and its directors, executive officers and entities in which such directors and executive officers have an interest is presented above under "Compensation Committee Interlocks and Insider Participation."

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Company has selected Ernst & Young LLP as its independent auditors for the current fiscal year. Because appointment of the Company's independent auditors is an important decision, the Board of Directors has elected to seek ratification by the shareholders of the appointment of Ernst & Young LLP. If the appointment is not ratified, the Board of Directors will reconsider the appointment.

   Ernst & Young LLP has examined the financial statements of the Company since 1992 and management is satisfied with their quality of professional services. It is anticipated that representatives of Ernst & Young LLP will be present at the annual meeting. They will be afforded an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1998. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

   The Board of Directors knows of no other business to be presented at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the persons named in the accompanying form of proxy or their substitute(s) to vote on that business in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

   Shareholders of the Company who intend to submit proposals to the Company's shareholders at the next annual meeting of shareholders must submit such proposals to the Company no later than May 7, 1998 in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must also comply with the requirements of the Securities and Exchange Commission relating to proposals of security holders. Shareholder proposals should be submitted in writing to the Company's principal executive office at 3230 Fallow Field Drive, Diamond Bar, California 91765, Attention: Robyn S. Fredericks, Secretary.

                                   By Order of the Board of Directors




                                   Robyn S. Fredericks
                                   Secretary
September 5, 1997
Diamond Bar, California

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, UPON WRITTEN REQUEST TO THE COMPANY AT 3230 FALLOW FIELD DRIVE, DIAMOND BAR, CALIFORNIA 91765, ATTENTION: ROBYN S. FREDERICKS, SECRETARY. UPON WRITTEN REQUEST DIRECTED TO MS. FREDERICKS, THE COMPANY WILL ALSO FURNISH TO SUCH SHAREHOLDERS A COPY OF ANY EXHIBITS TO ITS ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS.

EXHIBIT A

First Mortgage Corporation
proxy - annual meeting of shareholders - October 16, 1997 this proxy is solicited on behalf of the board of directors
The undersigned shareholder hereby appoints Clement Ziroli and Bruce G. Norman, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, to represent and to vote, as specified below, all of the shares of the common stock of First Mortgage Corporation (the "Company") held of record by the undersigned on August 28, 1997 at the annual meeting of shareholders to be held on October 16, 1997 and at any and all adjournments thereof.
(Continued on reverse side)

Please mark your votes as indicated in this example X
FOR all nominees listed below (except as marked to the contrary below). Discretionary authority to cumulate votes is granted WITHHOLD AUTHORITY to vote for all nominees listed below
FOR
against
abstain
1.      Election of Directors.
2. Proposal to approve the appointment of Ernst & Young as independent auditors of the Company for the fiscal year ending March 31, 1998
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournments thereof.
Pac W. Dong, Harold Harrigian, Bruce G. Norman, Robert E.
Weiss and Clement Ziroli (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the space provided below.)


This proxy when properly executed will
be voted in the manner directed herein
by the undersigned shareholder. If no
discretion is made, this proxy will be
voted for proposal 2 described on the
reverse side of this proxy and for the
election of the persons nominated as
directors by the board of directors.
        Receipt of the Notice of Annual
Meeting of Shareholders, the Proxy
Statement accompanying said Notice and
the Annual Report to Shareholders for
the fiscal year ended March 31, 1997
hereby is acknowledged. The undersigned
shareholder hereby revokes any proxy
heretofore given to vote at said
meeting.
Please sign exactly as the name or names appear on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, an executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or another authorized officer. If a partnership, please sign in partnership name by authorized person.
Dated:  1997
(Signature)
(Signature)
Please mark, sign, date and return this proxy promptly using the enclosed envelope.